	CONTACT:	BOB READY OR
FOR IMMEDIATE RELEASE		RON STOWELL
DATE: AUGUST 13, 2008		(513) 793-3206

LSI INDUSTRIES INC. COMMENTS ON FISCAL 2008
AND 2009 GUIDANCE, GOODWILL IMPAIRMENT, LIKELY
LOWER CASH DIVIDENDS, AND ACQUISITION IN PROCESS

Cincinnati, August 13, 2008 – LSI Industries Inc. (Nasdaq:LYTS) today announced the following:

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For the fiscal year ended June 30, 2008 sales are expected to be approximately $305 million and diluted per share earnings are expected to be between $0.52 and $0.53, before giving effect to an expected non-cash charge for impairment of goodwill and intangible assets more fully described in the following paragraph.  This compares with the Company’s most recent guidance indicating sales expectations of $305 million to $312 million and diluted per share earnings between $0.65 and $0.69.  Financial community “street” estimates for diluted per share earnings range from $0.65 to $0.66 with a general consensus of $0.655.

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The Company is performing its annual goodwill impairment test in accordance with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” and anticipates there will be a non-cash charge for impairment of goodwill and intangible assets that will be recorded in the fourth quarter of fiscal 2008.  Estimated fiscal 2008 results included in this press release do not include this anticipated non-cash charge.  The impairment charge, which will be recorded in fiscal 2008, is expected to be in the range of $28 million to $29 million ($22 million to $23 million after income taxes).  The annual impairment test indicated there was a material impairment of goodwill and certain intangible assets in two of the Company’s reporting units within its Graphics Segment due to the combination of a decline in the market capitalization of the Company at June 30, 2008 and a decline in the estimated forecasted discounted cash flows expected by the Company which management attributes to a weaker economic cycle impacting certain of the Company’s customers, notably national retailers.  The Company will include the final estimated amount of the non-cash goodwill and intangible asset impairment charges in its Form 10-K for the fiscal year ended June 30, 2008 to be filed with the Securities and Exchange Commission.  Cash flows will not be affected in either fiscal 2008 or 2009.

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With regard to the Company’s initial guidance for fiscal 2009, management is providing a sales range from $290 million to $310 million and diluted per share earnings from $0.29 to $0.36.  This guidance is consistent with the Company’s internal budgets and forecasts, before any acquisitions, and is subject to modification as fiscal 2009 unfolds.  Financial community “street” estimates for diluted per share earnings range from $0.45 to $0.73 with a general consensus of $0.56.

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Based on fiscal 2009 guidance and the Company’s stated cash dividend policy, it is likely that the current regular annual cash dividend rate of $0.60 per share will be reduced.  The Company’s financial condition is strong and unleveraged.  However, the cash dividend policy would suggest a regular annual cash dividend rate of between $0.15 and $0.25 based on fiscal 2009 diluted per share expectations.

LSI Industries Inc.
August 13, 2008

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LSI Industries has entered into a non-binding letter of intent to acquire certain high-quality lighting products that will enhance its present product offerings and provide for additional solid-state lighting opportunities.  Subject to completion of due diligence and negotiation of a definitive purchase agreement, this acquisition is expected to close during the first quarter of fiscal 2009.  The purchase price is expected to be approximately $23 million plus an earnout opportunity.  The acquisition is expected to be accretive.

•	LSI Industries expects to release its fiscal 2008 operating results on August 21, 2008, at which time it also expects to announce the indicated annual cash dividend for 2009.

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Management expects to provide commentary on fiscal 2008 fourth quarter and full year operating results as well as the outlook for fiscal 2009 and beyond in both its year-end press release and investor conference call scheduled for August 21.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses.  The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

LSI Industries is an Image Solutions company, dedicated to advancing solid-state LED technology in lighting and graphics applications. We combine integrated technology, design, and manufacturing to supply high quality, environmentally friendly lighting fixtures and graphics elements for commercial, retail and specialty niche market applications.  LSI is a U.S. manufacturer and is expanding its product offering to the international markets.

Building upon its success with the Crossover™ LED canopy fixture, LSI’s Lighting Segment is committed to producing affordable, high performance, energy efficient lighting products, including solid-state LED light fixtures, for indoor and outdoor use.  The Graphics Segment designs, produces, markets and manages a wide array of custom indoor and outdoor graphics programs including signage, menu board systems, decorative fixturing, LED displays and digital signage, and large format billboard and sports screens using solid-state LED technology.  In addition, we provide design support, engineering, installation and project management for custom rollout programs for today’s retail environment.  The Company’s technology R&D operation located in Montreal, Canada designs, produces and supports high performance light engines and large format billboard, sports and entertainment video screens using solid-state LED technology.

LSI Industries Inc.
August 13, 2008

LSI’s major markets are the commercial / industrial lighting, petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts), sports and entertainment markets.  LSI employs approximately 1600 people in fourteen facilities located in Ohio, California, New York, North Carolina, Kansas, Kentucky, Rhode Island, Tennessee, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.